Exhibit 99.1

  Youngevity International (YGYI) Names Dave Briskie as New Corporate President

Chief Technology Officer and Vice President of Distributor Relations and Training Joining Leadership Team

San Diego, CA – November 2, 2015 – Youngevity International, Inc. (OTCQX: YGYI(www.YGYI.com), a global direct marketer of nutritional and lifestyle products and also a vertically-integrated producer of gourmet coffees for the commercial, retail and direct sales channels, announced major appointments to its leadership structure. Dave Briskie assumes the position of President, Brad Kenson has been appointed to the position of Chief Technology Officer and Alex Theis has been appointed to the position of VP of Distributor Relations and Training.

Steve Wallach, Youngevity CEO, following the resignation of Bill Andreoli, immediately set out to fortifying his executive team.  He appointed Dave Briskie (54) Youngevity’s current CFO to the expanded role of President and selected Brad Kenson (56) to the position of Chief Technology Officer.  Alex Theis (41) is taking on the critical position of VP of Distributor Relations and Training.

Steve Wallach, said, “Dave Briskie is the ideal choice as President of Youngevity and I could not be more confident to have him as our President and CFO.  Dave’s previous experience, prior to Youngevity, included all C-Suite positions including 15 years as CEO of an international business.   He has extensive public company experience, proven international experience, he will continue to lead our acquisition strategy and oversea our coffee operations.  With nearly 10 years of direct selling experience and a highly respected CFO, Dave has agreed to lead our company into the future.”  Mr Wallach continued, “Dave Briskie and I are totally aligned and I know he will work tirelessly to move Youngevity forward on all fronts.”

Dave Briskie stated, ‘I am honored to take on the position of President of a company with an esteemed 19 year history.  I am proud to work alongside Steve Wallach and I am humbled to carry Doctor Joel Wallach’s message around the Globe.  I am confident that our diversified trailblazing business model, when fully deployed, will build upon Youngevity’s legacy and I firmly believe our best years are ahead of us.”

The company also announced Brad Kenson will serve as the Chief Technology Officer of Youngevity.  Mr Kenson has over 25 years in the technology space with extensive website, e-tailing, order processing and back office development expertise.  Recently Brad Kenson developed Youngevity’s much acclaimed MK Collab e-boutiques and My Anthology web experience.  The company announced plans to open an office by the end of the year in California's technology corridor with plans to build an industry leading web, mobile, and back office development team.

Finally, the company announced that Alex Theis will take on the positon of VP of Distributor Relations and Training.  Alex Theis comes to Youngevity with extensive experience having worked in almost every area of the industry. His experience includes directing large customer service teams, developing sales initiatives, international management, commissions, IT/web, compliance, events, and distributor relations. He has worked extensively with million-dollar earners, becoming an advocate for tools, communication, and training. In addition, Alex has become a passionate spokesperson for the Distributor Force.

Alex’s expansive time in network marketing also includes speaking and training in North America, Asia, and Australia, and working with distributors in those areas, as well as, Europe and Central America. He has played a pivotal role in helping companies develop growth, improve communication, and increase employee and customer retention.

Alex has an intense passion for personal development and helping people grow, which led him to create an internationally-downloaded podcast called Limitless, found on iTunes, Stitcher, and Hipcast.com. He is also author of the book Stop Pitching & Start Connecting: Social Media Strategies for Network Marketing, an Amazon bestseller.

“The additions of Alex Theis and Brad Kenson, adds two talented and highly qualified executives on our management team,” said Steve Wallach.  “Our software development initiatives and our commitment to field training is a key goal moving into 2016 and we are proud to add this level of talent to Youngevity.”   He continued, “We wish Mr. Andreoli well in his future endeavors and appreciate his contribution to Youngevity over the last 4 years.”

About Youngevity International, Inc.
Youngevity International Inc., (OTCQX: YGYI) (www.YGYI.com ) is a fast-growing, innovative, multi-dimensional company that offers a wide range of consumer products and services, primarily through person-to-person selling relationships that comprise a "network of networks." The Company also is a vertically-integrated producer of the finest coffees for the commercial, retail and direct sales channels.  The Company was formed after the merger of Youngevity Essential Life Sciences (www.Youngevity.com) and Javalution Coffee Company in the summer of 2011, and changed its name to Youngevity International Inc. from AL International, Inc. in July 2013.  For more information, visit www.YGYI.com or find us on Facebook https://www.facebook.com/Youngevity or follow us on Twitter @youngevity https://twitter.com/youngevity

Safe Harbor Statement

This release includes forward-looking statements on our current expectations and projections about future events. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," “excited”, "believes," "estimates," and similar expressions. The forward-looking statements contained in this press release include statements regarding the expected timing of availability of Café La Rica, expected expansion of its distribution, continued  traction of  Café La Rica , our belief that  building company owned brands over the long run will greatly contribute to creating shareholder value.  These statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict, including our ability to increase distribution and our ability to continue our current growth.  The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

CONTACTS:

INVESTORS:

Chuck Harbey, Managing Director, Corporate Advisory

PCG Advisory Group

Phone + 1 646 863 7997

MEDIA:

Sean Leous, Managing Director, Public Relations

PCG Advisory Group

Phone + 1 646-863-8998